CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

IMAR Group, Inc., a wholly-owned subsidiary of Challenger Powerboats, Inc.

and

Execute Sports Inc.

August 29, 2007

Table of Contents

ARTICLE I. CLOSING	4
ARTICLE II. PURCHASE AND SALE	4
2.1 Purchased Assets	4
2.2 Excluded Assets	5
2.3 Payments	6
2.5 Allocation Reporting	6
ARTICLE III. LIABILITIES AND OBLIGATIONS	6
3.1 Obligations Assumed	6
3.2 Liabilities and Obligations Not Assumed	6
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER	7
4.1 Organization	7
4.2 Authority; Sufficiency of Purchased Assets	7
4.3 Consents	8
4.4 Legal Actions	8
4.5 Personal Property, Inventory, Other Tangible Assets, and Intellectual Property	8
4.6 Material Agreements	10
4.7 Applicable Laws and Permits	12
4.8 Certain Changes	12
4.9 Seller Financial Reports	13
4.10 WARN Act Notices	14
4.11 Product Liability	14
4.12 Brokers	14
4.13 Insurance	14
4.14 Status of Buyer and Seller	14
4.15 Reliance	15
4.16 Disclosure	15
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER	15
5.1 Organization	15
5.2 Authority	15
5.3 Consents	15
5.4 Defaults	15
5.5 Brokers	16
ARTICLE VI. COVENANTS	16
6.1 Consents; Failure to Obtain Consents	16
6.2 Further Assistance	16
6.3 Tax Returns	16
6.4 Proration	16
6.5 Covenant Not to Compete	16
6.6 Transition Cooperation; Mail Received After Closing	18
6.7 Confidentiality	18
6.8 Certain Closing Expenses	19
6.9 Waiver of Bulk Sales Compliance	19
6.10 Post-Closing Payments	19
6.11 Cooperation on Tax Matters	19
6.12 Delivery of Retained Records	19
6.13 Conduct of Businesses	19
6.14 Access to Books and Records and Customers and Suppliers	22
ARTICLE VII. CONDITIONS TO CLOSING	22
7.1 Buyer’s Conditions Precedent to Closing	22
7.2 Seller’ Conditions Precedent to Closing	23

ARTICLE VIII. SURVIVAL; INDEMNIFICATION	23
8.1 Agreement to Indemnify	23
8.2 Survival of Representations, Warranties and Covenants	24
8.3 Procedures for Indemnification	24
ARTICLE IX. TERMINATION	26
9.1 Grounds for Termination	26
9.2 Effect of Termination	26
ARTICLE X. MISCELLANEOUS	26
10.1 Notice	26
10.2 Assignability	27
10.3 Exhibits and Schedules	27
10.4 Sections and Articles	28
10.5 Entire Agreement	28
10.6 Headings	28
10.7 Certain Definitions	28
10.8 Attribution of Knowledge	28
10.9 Time of the Essence	28
10.10 Controlling Law, Submission to Jurisdiction	29
10.11 No Third Party Beneficiaries	29
10.12 Amendments and Waivers	29
10.13 Number and Gender of Words	29
10.14 Invalid Provisions	29
10.15 Multiple Counterparts	30
10.1 Joint Drafting	30
10.17 Expenses	30
10.18 Seller Representative	30

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2007, is entered into by and among IMAR Group, Inc. (“Seller”), a wholly-owned subsidiary of Challenger Powerboats, Inc., a Nevada corporation and Execute Sports Inc., a Nevada corporation ( “Buyer”).

R E C I T A L S:

WHEREAS, Seller is in the business of designing, manufacturing and marketing powerboats; and

WHEREAS, on the terms and conditions hereof, Buyer wishes to purchase from Seller and Seller wish to sell, transfer, assign and deliver to Buyer substantially all of the assets and rights relating to, used in or held for use in relation to Seller’s Sugar Sands line of powerboats (collectively, the “Business”).

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

CLOSING

The closing of the purchase and sale contemplated hereby (the “Closing”) will take place at the offices of Challenger Powerboats, at 10:00a.m. local time on the earlier of: (i) August 29, 2007 or (ii) the third Business Day after all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied or waived by the party entitled to waive the same, or such other date as to which Buyer and Seller Representative (as defined herein) may agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m., Eastern Time, on the Closing Date (the “Effective Time”).

ARTICLE II.

PURCHASE AND SALE

2.1

Purchased Assets.  Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and indemnities contained or referred to herein, at the Closing, Seller shall, and shall cause each Seller Entity (as defined below) to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts, charges, hypothecations, or monetary encumbrances whatsoever or adverse claims, title defects or restrictions (each, a “Lien”) (other than Permitted Liens and Permitted Exceptions as such terms are hereinafter defined), all right, title and interest of Seller or any Seller Entity in and to all the assets, properties and rights to the extent relating to, currently being used, or held for use in the Businesses or necessary for the operation of the Businesses, excepting only the Excluded Assets (as defined in Section 2.2), wherever located, and whether or not reflected on the books of Seller or any Seller Entity (collectively, the “Purchased Assets”), including, but not limited to, all of Seller’s or any Seller Entity’s right, title and interest in and to the following:

(a)

all real tangible and intangible property, together with all easements, rights and privileges appurtenant thereto, leased by any Seller and/or any Seller Entity as of the Closing Date, as listed and designated on Schedule 4.5(e) (the “Leased Real Property”);

(b)

all Permits (as defined in Section 4.8), in each case to the extent transferable or assignable;

(c)

all records, files, books and operating data, whether in print, electronic or other media, to the extent relating to the Businesses or any of the Purchased Assets, including without limitation Confidential Information (as defined in Section 6.8 hereof), equipment maintenance records, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials and contract documents;

(d)

all prepaid expenses and deposits of the Businesses;

(e)

(i) all goodwill to the extent incident to or associated with the Businesses as a going concern, all customer, supplier and distributor lists and all other information and data to the extent relating to the customers or suppliers of the Businesses; (ii) all promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, in each case to the extent relating to the Businesses; (iii) all product and packaging development; (iv) all computer programs and other software, engineering, drawings, plans and product specifications, in each case to the extent used in the Businesses; and (v) any licenses, license agreements and applications related to any of the foregoing in clause (i), (ii), (iii) or (iv) (collectively the “Intangible Assets”);

(f)

the U.S. and International trade names, service marks and service names and applications and registrations therefore used in the Businesses and listed on Schedule 2(1)(f), together with the goodwill associated therewith (the “Transferred Trademarks”);

(g)

all insurance policies related solely to the Businesses, to the extent that such insurance policies are assignable by Seller or any Seller Entity to Buyer, and independently thereof, the right to receive any insurance proceeds relating to the Businesses;

2.2

Excluded Assets.  Notwithstanding anything in Section 2.1 to the contrary, the Purchased Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)

any rights or liabilities arising under, or with respect to, any of the Seller Employee Plans (as hereinafter defined);

(b)

Any Seller’s or any Seller Entity’s rights to claim refunds and causes of action directly and solely related to the Excluded Assets;

(c)

the corporate seal, minute books, stock books, blank share certificates and other records relating to the corporate organization of Seller or any Seller Entity;

(d)

any licenses, permits, orders or approvals from any Governmental Authority (as hereinafter defined) that are not transferable under applicable Law (as hereinafter defined);

(e)

all Tax Returns of Seller or any Seller Entity (subject to the cooperation provisions of Section 6.15);

(f)

any assets, properties or rights of Seller or any Seller Entity to the extent they do not relate to or are not used or held for use in the Businesses;

(g)

all collective bargaining agreements in effect between Seller or any Seller Entity and any labor organization covering employees of Seller or any Seller Entity engaged in the Businesses;

2.3

Payments.  In consideration for the Purchased Assets, Buyer shall pay to Seller:

(a)

an aggregate of $5,000,000.00 (five million US dollars), subject to certain conditions as set forth in Section 2.3(a)(i) below;

(i)

the Seller and Buyer agree to a service agreement through which Seller will provide Buyer manufacturing and administrative services relative to the Sugar Sand line of jet boats, for which Buyer will compensate Seller (as defined in Manufacturing Agreement attached as Exhibit A);

(ii)

the Seller and Buyer agree to a service agreement through which Seller will provide Buyer sales and marketing services relative to the Sugar Sand line of jet boats, for which Buyer will compensate Seller (as defined in Sales and Marketing Agreement attached as Exhibit B);

2.4

Delivery of Purchase Price.  Buyer shall deliver the Purchase Price in United States currency via wire transfer to a financial institution according to instruction provided by Seller.

2.5

Allocation Reporting.  Buyer and Seller agree to allocate the payments set forth in this Article II (including Assumed Obligations) among the Purchased Assets in accordance with Section 1060 of the Code, which allocation shall be prepared by Buyer within ninety (90) days after the Closing Date.  If Seller Representative disputes the allocation, Buyer and Seller Representative shall cooperate in good faith to resolve any dispute.  Should the parties fail to reach an agreement within thirty (30) days after Buyer's delivery of such allocation to Seller Representative, the determination of the allocation shall be made by Jaspers & Hall, PC whose decision shall be final.  Buyer and Seller, in connection with their respective U.S. federal, state, and local tax returns and other filings (including without limitation Internal Revenue Service Form 8594), shall not take any position inconsistent with such treatment and allocation.

ARTICLE III.

LIABILITIES AND OBLIGATIONS

3.1

Obligations Assumed.  As part of the consideration for the Purchased Assets, at the Effective Time and subject to Section 3.2, Buyer shall assume only the following obligations of Seller or a Seller Entity arising from or related to the Businesses (the “Assumed Obligations”):

(a)

All obligations to procure or maintain Permits in connection with the post-Closing operation of the Businesses by Buyer;

3.2

Liabilities and Obligations Not Assumed.  Other than as specifically listed in Section 3.1 above, Buyer shall assume no obligation or liabilities whatsoever of Seller or any Seller Entity, whether or not arising from or related to the Businesses (the “Excluded Liabilities”), and Seller shall or shall cause a Seller Entity to pay and perform each such Excluded Liability as and when due.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, and under no circumstances shall Buyer be deemed to assume any Liability (as defined herein) of Seller or any Seller Entity arising out of or relating to:  (a) any actual or alleged tortious conduct of Seller, any Seller Entity, or any of their respective employees or agents; (b) any product liability claim arising out of a product sold or disposed of by Seller or any Seller Entity prior to the Effective Time; (c) any claim for breach of warranty or contract by Seller or any Seller Entity; (d) any claim predicated on strict liability or any similar legal theory based on acts, omissions, events or circumstances prior to the Effective Time; (e) any actual or alleged violation of any Law (as defined in Section 4.3) occurring prior to the Effective Time; (f) any business or business activities of Seller or any Seller Entity that are not part of the operation of the Businesses; (g) any Liability for Taxes (as defined in Section 4.7) of any kind or character of Seller or any Seller Entity that relate to any period prior to the Effective Time; (h) any Excluded Asset; (i) the WARN Act (as hereinafter defined) in connection with the transactions contemplated by or provided for in this Agreement; (j) any Environmental Liability relating to or arising out of any pre-Closing condition or obligation; or (k) any Liability of Seller or any Seller Entity under or arising by reason of this Agreement, or incurred in connection with the transactions contemplated by this Agreement.  Notwithstanding any other provision of this Agreement, the obligations of Seller and the Seller Entities with respect to all Liabilities other than the Assumed Obligations shall survive the Closing and the transactions contemplated by this Agreement.  “Liability” for the purposes hereof shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller and the Seller Entity each jointly and severally represent and warrant to Buyer, as of the date of this Agreement and again as of the Closing Date, the following:

4.1

Organization.

(a)

Seller is a Nevada Corporations, duly qualified, validly existing and in good standing under the laws of the State of Nevada.  Seller Entity is a North Dakota corporation, duly qualified, validly existing and in good standing under the laws of the State of North Dakota. Each Seller is duly qualified or licensed, as applicable, and authorized to conduct its Business in each state in which the nature of the Business of such Seller or the Purchased Assets to be purchased from such Seller makes such qualification or license necessary.

4.2

Authority; Sufficiency of Purchased Assets.

(a)

Seller and each Seller Entity have full right, corporate power, legal capacity and authority to execute, deliver and perform this Agreement and all documents, certificates and instruments referred to in this Agreement to be executed, delivered and performed by Seller or any Seller Entity (the “Seller Related Documents”).  This Agreement has been duly executed and delivered by Seller and constitutes, and the Seller Related Documents, when duly executed and delivered by Seller and the applicable Seller Entities, will constitute, legal, valid and binding obligations of Seller and such Seller Entities, as applicable, enforceable against Seller and such Seller Entities in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)

Seller and each Seller Entity have full right, corporate power, legal capacity and authority necessary to conduct the Businesses as being conducted on the date hereof and to own, lease and operate the Purchased Assets.

(c)

The Purchased Assets are all of the assets, properties or rights necessary to conduct the Businesses as historically conducted.

4.3

Consents.

(a)

Except as listed on Schedules 4.3 , the execution and delivery of this Agreement and the Seller Related Documents by Seller or any Seller Entity do not, and the performance of this Agreement and the Seller Related Documents by Seller or any Seller Entity will not:  (i) require any authorization, approval, consent, waiver, amendment or other action by, or registration, declaration or filing with or notice to, any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, arbitral panel, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing (each, a “Governmental Authority”); (ii) result in a violation of any statute, law, rule, regulation or ordinance (the foregoing, collectively, “Laws”), or of any order, writ, injunction, judgment decree or other requirement of any Governmental Authority (the foregoing, each an “Order”) applicable to Seller or any Seller Entity, the Businesses or the Purchased Assets; (iii) result in the creation of any Lien on any of the Purchased Assets; or (iv) violate the articles (or certificate) of incorporation, bylaws or other organizational documents or instruments of Seller or any Seller Entity.

(b)

Each Material Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller or any Seller Entity by virtue of the execution and delivery of this Agreement or any of the Seller Related Documents to avoid the invalidity of such Material Contract, the termination thereof or acceleration of any remedies thereunder, a breach or default thereunder (whether with notice, passage of time or both) or any other change or modification to the terms thereof is marked with an asterisk (“*”) on Schedule 4.6(a) (each a “Required Contractual Consent”).

4.4

Legal Actions.  Except as set forth in Schedule 4.4, there is no action, suit, claim, proceeding, inquiry, hearing or arbitration or governmental investigation (whether public or private) of any nature (each, a “Proceeding”) pending or threatened against Seller or any Seller Entity (to the extent related to the Businesses, and not otherwise), the Businesses or the Purchased Assets.  Except as set forth in Schedule 4.4, neither Seller nor any Seller Entity has received notice of any investigation pending or threatened against Seller or any Seller Entity (to the extent related to the Businesses, and not otherwise), the Businesses or the Purchased Assets by or before any Governmental Authority.  Schedule 4.4 sets forth, with respect to any such pending or threatened Proceeding or investigation, the forum, the parties thereto, and the subject matter thereof.  No Governmental Authority or other person has notified Seller or any Seller Entity of any challenge or question of the legal right of Seller or any Seller Entity to offer or sell any of the products or services related to the Businesses in the present manner or style thereof.  There is no Proceeding pending or threatened, that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by Seller or any Seller Entity in connection herewith or in connection with any of the transactions contemplated hereby.

4.5

Personal Property, Inventory, Other Tangible Assets, and Intellectual Property.

(a)

Schedule 4.5(a) lists the Purchased Assets that are Equipment or Other Tangible Assets.  Schedule 4.5(a):  (i) separately lists the Purchased Assets that are (A) Leased Personal Property and (B) any Equipment or Other Tangible Assets that are leased; and (ii) includes a cross-reference for each such asset to the relevant lease documents listed on Schedule 4.6.  Except as disclosed on Schedule 4.5(a), all of the Purchased Assets that are Equipment or Other Tangible Assets are located at the Leased Real Property.

(b)

Schedule 4.5(b) is a list of all Inventory as of August 29, 2007 and, except as indicated on such Schedule, all Inventory on such Schedule, and any Inventory acquired by Seller or any Seller Entity since such date, was produced or acquired by Seller or such Seller Entity only under existing Contracts or in bona fide, arm’s-length transactions entered into in the ordinary course of business; and except as indicated on such Schedule, no Inventory has been consigned to Seller or any Seller Entity, is otherwise owned by a third party or is excluded from the Purchased Assets.  The Inventories reflected in the Seller Financial Reports (as defined in Section 4.10) as related to the Businesses:  (i) were classified as current assets in accordance with GAAP; (ii) were reflected consistently with past practices; and (iii) fairly reflect the average Inventory levels maintained during the 12-month period ended on that date.  Neither Seller nor any Seller Entity depends on any single vendor for a material portion of its Inventories, the loss of business with which could have a material adverse effect on the Businesses, nor has Seller or any Seller Entity ever had difficulty, material to the Businesses, in obtaining its Inventories.  Except for such items reflected on Schedule 4.5(b), all items of Inventory [reflected on the most recent balance sheet in the Seller Financial Reports, or thereafter acquired by Seller or any Seller Entity for use in the Businesses (and not subsequently disposed of in the ordinary course of the Businesses), are of a quality and quantity which are merchantable and fully useable in the ordinary course of the Businesses.  The values at which such items of Inventory are accrued on the most recent balance sheet contained in the Seller Financial Reports, or in the case of Inventory acquired following the date thereof, on the books and records of Seller or any Seller Entity relating to the Businesses, reflect the normal Inventory valuation policies of Seller or such Seller Entity in respect of the Businesses (and such policies include the writing down of or reserving against the value of slow moving or obsolete Inventory and stating Inventories at the lower of cost or market, in each case in accordance with GAAP consistently applied).

(c)

Seller and/or a Seller Entity own all right, title and interest in and to all of the (i) Purchased Assets that are Equipment, (ii) Purchased Assets that are Inventory, (iii) Purchased Assets that are Other Tangible Assets, and (iv) other tangible personal property included in the Purchased Assets free and clear of any and all Liens, except as listed in Schedules 4.5(a), 4.5(b) and 4.6, and except for taxes not yet due and payable, liens imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, material men and the like, and other liens, encumbrances and adverse claims that do not and will not materially restrict the use of such property as presently used or materially impair the value thereof (“Permitted Liens”) and (y) Permitted Exceptions (as described in Section 7.1).  No person or entity other than Seller or a Seller Entity owns any right, title or interest in or to, or operates, any of the Purchased Assets.  Except as listed on Schedules 4.5(a) and 4.5(b), the Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are put, and no properties or assets necessary for the conduct of the Businesses in substantially the same manner as the Businesses has heretofore been conducted are in need of replacement or material maintenance or repair except for routine replacement, maintenance and repair and Seller or a Seller Entity has performed such routine replacement, maintenance and repair in the ordinary course of its conduct of the Businesses.

(d)

Schedule 4.5(d) lists all items of Intellectual Property of Seller or any Seller Entity necessary to the operation of the Businesses as now conducted, in each case free of any claims of infringement or any actual infringement.  No consent will be required for the use of any Intellectual Property by Buyer and no governmental registration of any of the Intellectual Property has lapsed or expired or been canceled, abandoned, opposed, or the subject of any reexamination request.  No current licenses for the use of any of the Intellectual Property have been granted by Seller or any Seller Entity to any third parties, and none of the Intellectual Property is being used by any other individual or entity.

(e)

All receivables included in the Purchased Assets (including without limitation trade accounts and other accounts receivable, loans receivable and advances) reflected on the most recent balance sheet in the Seller Financial Reports, or which have arisen from the conduct of the Businesses since the date of such most recent balance sheet, are valid and have arisen only from bona fide, arm’s-length transactions in the ordinary course of the Businesses consistent with past practices, and all such receivables have been fully collected or shall be fully collected without resort to litigation and without offset or counterclaim, in the aggregate face amounts.

4.6

Material Agreements.

(a)

Schedule 4.6(a) lists each Material Agreement (as defined below in Section 4.6(c)).  True and correct copies of all Material Agreements as currently in effect have previously been delivered to Buyer.

(b)

With respect to the Businesses:

(i)

Neither Seller nor any Seller Entity (A) has in any material respect breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under) any Contract that is a Purchased Asset, (B) neither Seller nor any Seller Entity has received notice that Seller or any Seller Entity has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a default under), any Contract that is a Purchased Asset, and (C) no other party obligated to Seller or any Seller Entity pursuant to a Contract that is a Purchased Asset is in material default under any obligation under such Contract that is a Purchased Asset.

(ii)

All of the agreements and understandings of Seller or any Seller Entity and each of the respective third parties are set forth in the copies of the Contracts that are Purchased Assets provided to Buyer, and there are no other agreements, written or oral, changing, in any material manner, the rights or obligations of Seller or any Seller Entity thereunder.

 (iii)

All of the Contracts have been entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arm’s-length transactions, are valid and enforceable in all material respects in accordance with their terms, are in full force and effect, and will continue to be valid and enforceable and in full force and effect on identical terms following the Closing

Date and their assignment to Buyer.  All Contracts that are Purchased Assets can be fulfilled or performed by Seller or a Seller Entity in accordance with their respective terms.

(c)

The term “Material Agreement” means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or instrument creating any lien or claim on any of the assets used in the Businesses (other than unsecured trade accounts payable and incurred in the ordinary course of business), license and other agreement of Seller or any Seller Entity in effect on the date hereof which relates to the Businesses and:

(i)

involves the expenditure or receipt of more than Ten Thousand Dollars ($10,000) over the term thereof, and which cannot be cancelled by Seller or any Seller Entity upon thirty (30) days’ or less notice without any liability, penalty or premium;

(ii)

contains provisions for the sale or purchase of raw materials, products or services at prices that vary in a material respect from the market prices of such raw materials, products or services generally prevailing in customary third party markets;

(iii)

contains provisions for the sale or purchase of raw materials, products or services at prices that vary in a material respect from the market prices of such raw materials, products or services generally prevailing in customary third party markets;

(iv)

requires Seller or any Seller Entity to indemnify or hold harmless any other person or entity (other than pursuant to endorsements in the ordinary course of business) or provides for a guaranty of or by Seller or any Seller Entity;

(v)

evidences any warranty obligation of Seller or any Seller Entity with respect to goods, services or products sold or leased by any of them;

(vi)

 imposes on Seller or any Seller Entity any confidentiality, non-disclosure or non-compete obligation or imposes on a third party any confidentiality, non-disclosure or non-compete obligation with respect to Seller or any Seller Entity;

(vii)

pertains to the lease of any equipment or other asset of tangible personal property used in the Businesses (whether Seller or any Seller Entity is lessee or lessor);

(viii)

involves purchase orders, contracts or commitments for which Seller or any Seller Entity has received payment, but has not, as of the Closing Date, fully performed its respective obligations thereunder;

(ix)

relates to, evidences, or guarantees, or provides security for, any debt or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(x)

relates to or provides for the marketing, sale or distribution of products or services;

(xi)

relates to any arrangement, agreement or relationship of any kind with any labor union or association;

(xii)

relates to the acquisition within the past [five (5)] years by Seller, any Seller Entity, or any predecessor-in-interest of Seller or any Seller Entity of any of the Purchased Assets;

(xiii)

provides for a partnership, joint venture, teaming or similar arrangement between Seller or any Seller Entity and any other person or entity or entities to share in the profits or losses of the Businesses of any parties thereof

(xiv)

provides for or relates to any employment or consulting relationship with any person or entity;

(xv)

is between Seller or any Seller Entity and any of their respective shareholders, directors, officers or affiliates;

(xvi)

pursuant to which (A) Seller or any Seller Entity is a lessee of, or holds or operates, any real property owned by any person or entity or (B) Seller or any Seller Entity is a lessor of, or makes available for use by any person or entity, any real property owned or held as lessee by Seller or any Seller Entity

(xvii)

pursuant to which Seller or any Seller Entity grants or is granted a license of any patent, copyright, trade mark, trade secret or other intellectual property right;

(xviii)

was not entered into in the ordinary course of business;

(xix)

relates to (A) the prospective sale of any of the Purchased Assets (other than Inventory sales in the ordinary course of business) or (B) the grant of any existing preferential rights to purchase any of the Purchased Assets or (C) requires the consent of any party to the transfer of the Purchased Assets;

(xx)

grants a lien on any of the Purchased Assets (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices); or

(xxi)

extends for a term more than twelve (12) months from the Closing Date (unless terminable without payment or penalty upon no more than thirty (30) days notice).

4.7

Applicable Laws and Permits.  Schedule 4.8 sets forth a list of all of the licenses, permits, permit applications, qualifications, certificates, franchises, approvals, authorizations, exemptions, registrations, all applications therefor, and other documentation necessary to own and operate the Purchased Assets and to conduct the Businesses as it is currently being conducted, including without limitation any thereof required pursuant to any Environmental Law (as defined in Section 4.13) (collectively, “Permits”).  Seller has heretofore delivered or caused to be delivered to Buyer true and correct copies of all such Permits as presently in effect.  Except as listed in Schedule 4.8:  (a) Seller and each Seller Entity have all such Permits, each of which is in full force and effect; (b) the Businesses is now being, and has at all times been, conducted and such assets and properties are being, and have at all times been, owned and operated in material compliance with all applicable Laws and Orders and all such Permits; (c) the Businesses is now being operated in compliance with all pending Permit applications and neither Seller nor any Seller Entity has any reason to believe the governing agency will not approve such pending Permit applications; and (d) neither Seller nor any Seller Entity has received any notice of any violation, breach or default of any such Laws, Orders or Permits.

4.8

Certain Changes.  Since June 30, 2007, Seller and each Seller Entity have conducted the Businesses solely in the ordinary course of business consistent with past practices, and have used commercially reasonable efforts to preserve the Businesses, and except as specifically listed on Schedule 4.9, since June 30, 2007, there has not been, with respect to the Businesses, any:

(a)

material adverse change of any nature whatsoever in the business, operations, cash flows, affairs, prospects, liabilities (contingent or otherwise), results of operation, properties or assets or the condition (financial or otherwise) of the Businesses, or any event or circumstance that would, individually or in the aggregate, reasonably be expected to result in such a material adverse change;

(b)

damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses with respect to the Purchased Assets or the Businesses of more than Ten Thousand Dollars ($10,000);

(c)

revaluation or write-down of any of the Purchased Assets or any other assets or properties associated with the Businesses;

(d)

amendment or termination of any Material Agreement other than in the ordinary course of business or as contemplated in this Agreement;

(e)

change by Seller or any Seller Entity in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by Seller or any Seller Entity of its current practices with respect to sales, receivables, payables or accrued expenses related to the Businesses;

(f)

(i)  grant of any severance, continuation or termination pay to any director, officer, shareholder or employee of Seller or any Seller Entity engaged in the Businesses; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, shareholder or employee of Seller or any Seller Entity engaged in the Businesses; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, shareholder or employee of Seller or any Seller Entity engaged in the Businesses; (iv) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, shareholders or employees of Seller or any Seller Entity engaged in the Businesses, except for customary increases in non-executive employee compensation made in the ordinary course of business and consistent with past practices; (v) change in the terms of any bonus, pension, insurance, health or other benefit plan of Seller or any Seller Entity related to the Businesses; or (vi) representation of Seller or any Seller Entity to any employee or former employee of Seller or any Seller Entity engaged in the Businesses that Buyer would assume, continue to maintain or implement any benefit plan or would continue to employ such employees after the Closing Date;

(g)

disposal of assets used or held for use in the Businesses outside of the ordinary course of business, including any transfer to any affiliate or other division of or within Seller or any Seller Entity; or

(h)

agreement by Seller or any Seller Entity to do, either directly or indirectly, any of the things described in the preceding clauses (a) through (g).

4.9

Seller Financial Reports.  Attached hereto as Schedule 4.10 are the unaudited balance sheet, income statement and statement of cash flows for the Businesses the fiscal year ended December 31, 2006, as well for the six month period through the month ended June 30, 2007 (collectively, the “Seller Financial Reports”).  The Seller Financial Reports have been prepared in accordance with GAAP, consistently applied.  The Seller Financial Reports:  (a) present fairly the financial position of the Businesses as of the dates indicated and present fairly the results of operations of the Businesses for the periods then ended; and (b) are in accordance with the books and records of Seller and the Seller Entities relating to the Businesses that have been properly maintained and are complete and correct in all material respects, as of their respective dates.  Except as set forth on Schedule 4.10, there are no Liabilities of Seller or any Seller Entity other than:  (i) any Liability reflected as a Liability on the Seller Financial Reports and (ii) Liabilities incurred since June 30, 2007, that have been incurred in the ordinary course of the Businesses consistent with past practice.

4.10

WARN Act Notices.  Any notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”) that is, has been or will be required of Seller or any Seller Entity to its employees or former employees by reason of its acts prior to the Closing or by reason of the consummation of the Closing has been given by either Seller or a Seller Entity and Seller and each Seller Entity shall be responsible for any liability arising under the WARN Act in connection with this transaction.

4.11

Product Liability.  There is no currently pending claim for product liability, warranty, material back-charge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (a) services rendered by Seller or any Seller Entity in connection with the Businesses during periods through and including the Closing Date, (b) the sale, distribution, erection or installation of products by Seller or any Seller Entity in connection with the Businesses prior to the Closing Date, or the manufacture of products by Seller or any Seller Entity in connection with the Businesses, or (c) the operation of the Businesses or the ownership of the Purchased Assets during the period through and including the Closing Date.  All services rendered and products sold by Seller or any Seller Entity in connection with the Businesses have been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither Seller nor any Seller Entity has any liability (and Seller has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for damages in connection therewith.  No services or products provided by Seller or any Seller Entity in connection with the Businesses are subject to any guaranty, warranty, or other indemnity beyond Seller’ or any Seller Entity’s standard terms and conditions of sale.

4.12

Brokers.  Neither Seller nor any Seller Entity has incurred any obligation or liability to any person or entity for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.  Seller agrees to indemnify and hold Buyer harmless from any claim, loss, liability or damage incurred by Buyer as a result of any Seller’s breach of this Section 4.14.

4.13

Insurance.  Seller and each Seller Entity have obtained and will maintain through the Closing Date insurance policies that provide coverage to insure the Purchased Assets and the Businesses against such risks and in such amounts as are prudent and customary in the industry in which Seller or any Seller Entity operates and all such policies are in full force and effect.  Schedule 4.13 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Businesses (the “Insurance Policies”), including all “occurrence based” liability policies regardless of the periods to which they relate and Seller has delivered or has caused to be delivered copies of such Insurance Policies to Buyer.  Schedule 4.13 also sets forth for each Insurance Policy, the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.  None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer.

4.14

Status of Buyer and Seller.

Each of the Seller acknowledges that the Buyer is a reporting company under Section 12 of the Securities and Exchange Act of 1934, as amended (the “1934 Act”); that each of the Seller has had an opportunity to review the Buyer’s various filings previously made pursuant to the 1934 Act which are publicly available; that each of the Seller has been given the opportunity to ask questions of, and receive answers from the officers of the Buyer concerning the Buyer and the terms and conditions of the transaction contemplated by this Agreement; and that in view of Seller’s close relationship to each other and the Buyer’s direct access to the Buyer, disclosures by the Buyer shall constitute disclosure to each Seller and all Seller for all purposes including without limitation for purposes of compliance with all applicable securities laws regarding disclosure.

4.15

Reliance. This Agreement is made by the Buyer with each Seller in reliance upon the representations and warranties and covenants made or given such Seller in this Agreement which by execution of this Agreement each Seller hereby confirms.

4.16

Disclosure.  No representation or warranty by Seller in this Agreement or in any Schedule hereto either (a) contains any untrue statement of a material fact or (b) omits to state a fact necessary to make such representation or warranty not materially misleading.  There are no facts or circumstances known to Seller which materially and adversely affect, or are reasonably likely to so affect, the business, operations, cash flows, affairs, prospects, liabilities (contingent or otherwise), results of operation, properties or assets or the condition (financial or otherwise) of the Businesses which have not been disclosed in this Agreement, including the Schedules attached to this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and again as of the Closing Date, the following:

5.1

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2

Authority.  Buyer has full right, corporate power, legal capacity and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in this Agreement to be executed, delivered and performed by Buyer (the “Buyer Related Documents”).  This Agreement has been duly executed and delivered by Buyer and constitutes, and the Buyer Related Documents, when duly executed and delivered by Buyer, will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3

Consents.  Except as listed on Schedule 5.3, the execution and delivery of this Agreement and the Buyer Related Documents by Buyer does not, and the performance of this Agreement and the Buyer Related Documents by Buyer shall not:  (a) except for any filings required in compliance with, and the expiration of any applicable waiting periods under, the HSR Act, require any authorization, approval, consent, waiver, amendment or other action by, or registration, declaration or filing with or notice to any Governmental Authority; (b) result in a violation of any Laws or Orders applicable to Buyer; (c) result in a material violation or breach of, or a default under any material contract which would affect Buyer’s ability to close the transaction contemplated hereunder; or (d) violate the [certificate of incorporation], bylaws or other organizational documents or instruments of Buyer.

5.4

Defaults.  The execution, delivery and performance of this Agreement and the Buyer Related Documents and the consummation by Buyer of the transactions contemplated hereby and thereby will not result in a default under or a violation of: (a) any applicable Law; (b) the [certificate of incorporation] or bylaws of Buyer; or (c) any agreement of contract to which Buyer is a party, in each case which default or violation would prevent Buyer from consummating the transactions contemplated hereby.

5.5

Brokers.  Buyer has not incurred any obligation or liability to any person or entity for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.  Buyer agrees to indemnify and hold Seller harmless from any claim, loss, liability or damage incurred by Seller as a result of Buyer’s breach of this Section 5.5.

ARTICLE VI.

COVENANTS

6.1

Consents; Failure to Obtain Consents.  After the Closing, Seller will use their reasonable best efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated hereby that are requested by Buyer and that have not been previously obtained prior to or at the Closing.  In the event any consent to the assignment of any Contract or Permit is required in connection with the transactions contemplated hereby and has not been obtained as of the Closing, then Seller shall continue to use their reasonable best efforts to obtain or cause to be obtained such consents and until all of such consents are obtained, shall cooperate in any arrangement reasonably satisfactory to Buyer designed to fulfill any Seller’s or any Seller Entity’s obligations thereunder and to afford Buyer the full benefits thereof.  Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any instrument, contract, lease, permit or other agreement or arrangement of the Businesses or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of Buyer, the Purchased Assets or the Businesses.

6.2

Further Assistance.  Seller shall without further consideration execute and deliver or cause to be executed and delivered to Buyer, at the Closing or from time to time thereafter, any other instrument which may be reasonably requested by Buyer and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers, conveyances, undertakings or agreements contemplated by this Agreement or to transfer any Purchased Assets identified after the Closing.

6.3

Tax Returns.  Seller shall duly file or cause to be filed all tax returns related to Taxes of any nature with respect to the Businesses or the Purchased Assets for all periods ending on or prior to the Closing Date and pay all Taxes due with respect to such periods.

6.4

Proration.  Notwithstanding anything herein to the contrary, any Taxes imposed on the Purchased Assets and other expense items such as utilities and similar expenses with respect to the Purchased Assets that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Closing such that Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Buyer shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods after the Closing Date.  Appropriate settlement of any such Taxes or other expenses will be made within thirty (30) days after the amount of any such item is finally known.

6.5

Covenant Not to Compete.

(a)

Each Seller agrees that it will not, and will not permit any Seller Entity to, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of, or together with, any other person or entity, directly or indirectly, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(i)

own, control, manage, assist or otherwise participate in, engage in, carry on, or have a financial interest in, any business or entity that is engaged in the conduct of all or any portion of the Businesses.

(ii)

contact any natural person employed by Buyer (or any subsidiary or affiliate of Buyer) in the Businesses in any managerial or sales capacity with the purpose or intent of soliciting that person from the employ of Buyer (or such subsidiary or affiliate); or

(iii)

contact any person or entity to whom Seller or any Seller Entity sold or provided any product or service in connection with the Businesses as of the Closing Date or during the two (2) year period prior to the Closing Date, for the purpose of soliciting or selling any product or service that is identical to or reasonably substitutable for any product or service sold by Seller or any Seller Entity with respect to the Businesses as of the date hereof.

(b)

Because of the difficulty in measuring the economic losses that may be incurred by Buyer as a result of any breach by Seller of any of its covenants in Section 6.6(a), and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller agrees that Buyer may enforce the provisions of Section 6.6(a) by any equitable or legal means, including by injunction or restraining order against Seller or any Seller Entity if any Seller breaches or threatens to breach any provision of Section 6.6(a).

(c)

The parties hereto each agree that Sections 6.5(a) and (b) impose a reasonable restraint on Seller and the Seller Entities in light of the activities and Businesses of Seller and the Seller Entities on the date hereof, the current business and future business plans of Buyer, and the consideration to be received by Seller from Buyer as a result of the purchase of assets.  Notwithstanding anything herein to the contrary, it shall not be a breach of the covenant contained in Section 6.5(a)(i) above for a Seller and any Seller Entity to own, collectively, not more than two percent (2%) of the publicly traded equity interests of any entity.

(d)

The covenants in Section 6.5(a) are severable and separate, and the unenforceability of any specific covenant in Section 6.5(a) is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in Section 6.5(a).  If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 6.5(a) are unreasonable as applied to Seller or any Seller Entity, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to Seller or any Seller Entity.

(e)

All of the covenants in Section 6.5 are intended by each party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Section 6.5.  The covenants contained in Section 6.5(a) shall not be affected by any breach of any other provision hereof by either party to this Agreement.

(f)

Buyer and Seller hereby agree that Section 6.5 is a material and substantial part of the transactions contemplated hereby.

6.6

Transition Cooperation; Mail Received After Closing.

(a)

Seller agrees to cooperate with Buyer to facilitate the transfer of all utilities used exclusively by the Businesses into Buyer’s name, including the transfer of any telephone numbers, electrical service, water and sewage.

(b)

Following the Closing, Buyer may receive and open all mail addressed to Seller or any Seller Entity at the Leased real Property and, to the extent that such mail and the contents thereof relate to the Businesses or the Purchased Assets deal with the contents thereof at its discretion.  From and after the Closing, Seller shall promptly forward or cause to be forwarded to Buyer any mail received by Seller or any Seller Entity that relates to either the Businesses, the Purchased Assets, or the Assumed Obligations.

(c)

Seller hereby grants to Buyer the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller or any Seller Entity, any checks, drafts, documents and instruments evidencing payment of the any notes or accounts receivable included in the Purchased Assets and which are payable to, payable to the order of, or endorsed in favor of, Seller, any Seller Entity, or any agent of Seller.

6.7

Confidentiality.  From and after the Closing Date for a period of five (5) years:  Seller will, and will cause the Seller Entities and their respective officers, directors and employees to, (a) keep in confidence and not disclose to any person or entity any Confidential Information (as defined below); (b) refrain from using any of the Confidential Information except as necessary to enable Seller to perform their obligations under this Agreement; and (c) deliver promptly to Buyer or destroy, at the request and option of Buyer, all written, electronic or magnetic material (or copies thereof) containing or reflecting any information contained in the Confidential Information (regardless of who prepared such material) and to not retain any copies, extracts or other reproductions in whole or in part thereof of the Confidential Information.  Notwithstanding the foregoing, any Confidential Information that constitutes a trade secret under applicable law shall not be disclosed or used in any way by Seller, any Seller Entity, or their respective officers, directors and employees other than in accordance with this Agreement so long as such information remains a trade secret.  Notwithstanding the foregoing, the restrictions contained in this Section 6.8 shall not apply to any information that is generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Seller, any Seller Entity, or any of their respective officers, directors and employees.  In the event that Seller or any Seller Entity is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Seller Entity is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or such Seller Entity may disclose the Confidential Information to the tribunal.  As used herein, “Confidential Information” means any and all technical, business, and other information of, relating to or used in the Businesses which derives value, actual or potential, economic or otherwise, from not being generally known to the public or to other persons, including, without limitation, technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the acquisition and investment plans and strategies, business plans or operations of the Businesses.  Confidential Information includes (i) information of third parties held by Seller or any Seller Entity in connection with the Businesses and that Seller or such Seller Entity is obligated to keep or treat as confidential, and (ii) information contained in any books and records, the originals of which are retained by Seller or any Seller Entity pursuant to Section 2.2(h), to the extent otherwise satisfying the definition of Confidential Information.

6.8

Certain Closing Expenses.  Buyer shall be responsible for all sales, use, excise, transfer, value added and similar taxes due and payable that are imposed by any Governmental Authority in any jurisdiction in connection with any Seller’s sale of the Purchased Assets, as contemplated by this Agreement.  Seller and Buyer shall cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Purchased Assets, subject to applicable Law.

6.9

Waiver of Bulk Sales Compliance.  Buyer and Seller hereby waive compliance with the bulk sales laws of any applicable jurisdiction, and Seller hereby agrees to indemnify and hold harmless Buyer from and against any claims arising out of or due to the failure to comply with such bulk sales laws.

6.10

Post-Closing Payments.  Seller agree promptly to endorse and pay over or cause to be endorsed and paid over to Buyer, without deduction or offset, the full amount of any payment received by Seller or any Seller Entity after the Closing in respect of goods sold or services rendered as part of the Businesses.

6.11

Cooperation on Tax Matters.

(a)

Each of Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, or the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Purchased Assets.  Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by law.

(b)

Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Purchased Assets until the applicable period for assessment of Taxes under applicable law has expired.  Buyer and Seller agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Buyer and Seller shall allow the requesting party to take possession of such books and records.

(c)

Buyer and Seller shall cooperate with each other in the conduct of any audit or other actions for any Tax purposes relating to the Purchased Assets.

6.12

Delivery of Retained Records.  Seller agree to give Buyer reasonable notice prior to transferring, discarding or destroying any books and records retained by Seller and the Seller Entities pursuant to Section 2.2(c), and, if so requested by Buyer, to transfer possession of such books and records to Buyer without further consideration.

6.13

Conduct of Businesses.  From the date hereof until the Closing Date or earlier termination pursuant to Article IX, Seller shall conduct and shall cause the Seller Entities to conduct the Businesses solely in the ordinary course consistent with past practices and use their reasonable best efforts to preserve intact the business organization, relationships with third parties and goodwill of Seller and any Seller Entity with respect to the Businesses and to keep available the services of the present officers, employees, agents and other personnel of Seller or any Seller Entity with respect to the Businesses.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date or earlier termination pursuant to Article IX:

(a)

With respect to the Businesses, without Buyer’s prior consent, Seller will not and will not agree to, and will ensure that no Seller Entity agrees to:

(i)

purchase or otherwise acquire assets from any Person other than in bona fide, arm’s-length transactions entered into in the ordinary course of business consistent with past practice;

(ii)

sell, assign, lease, license, transfer or otherwise dispose of, any of the Purchased Assets, including any material claim or right against any Person included in such assets, except for sales of Inventory in the ordinary course of business consistent with past practice;

(iii)

incur any Liability, except Liabilities (A) incurred in the ordinary course of business consistent with past practice, or (B) expressly contemplated by the terms of this Agreement;

(iv)

amend or modify in any respect or enter into or terminate any Material Agreement;

(v)

except in the ordinary course of business consistent with past practice, waive, cancel or take any other action materially impairing any of its rights;

(vi)

make or commit to make any capital expenditures exceeding, individually or in the aggregate, Twenty-Five Thousand Dollars ($25,000);

(vii)

create, incur, assume or guarantee any debt not outstanding as of the date of this Agreement other than trade payables or accrued expenses incurred in the ordinary course consistent with past practice;

(viii)

(A) increase the rate or terms of compensation payable or to become payable to its directors, officers or employees involved in the Businesses under any Contract or otherwise; (B) pay or agree to pay any employee benefit not provided for by any Seller Employee Plan or Contract set forth in the Schedules hereto; (C) commit to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Seller Employee Plan; or (D) enter into any employment, severance, change-of-control or similar agreement with or for the benefit of any Person;

(ix)

make any material change in its accounting methods, other than as required by changes in GAAP, in the manner of keeping its books and records, or in its current practices with respect to sales, receivables, Inventories, payables or accrued expenses;

(x)

prepare or file any Tax Return of Seller or any Seller Entity inconsistent with past practice in preparing or filing similar Tax Returns for prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except to the extent required by Law;

(xi)

make or rescind any express or deemed election relating to Taxes of Seller or any Seller Entity, unless required to do so by applicable Law;

(xii)

settle or compromise any Liability of Seller or any Seller Entity for Taxes or agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of Seller or any Seller Entity;

(xiii)

permit or suffer to exist any Lien on or against any of the Purchased Assets, other than Permitted Liens; or

(xiv)

enter into any commitment or agreement to do any of the foregoing.

(b)

With respect to the Businesses, Seller shall, and shall cause the Seller Entities to:

(i)

(A) maintain the Purchased Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; (B) promptly repair, restore or replace any such assets in the ordinary course of business; and (C) upon any damage, destruction or loss to any of such assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such assets before such event;

(ii)

comply in all material respects with all applicable Laws;

(iii)

file all foreign, federal, state and local Tax Returns required to be filed and make timely payment of all Taxes as and when due;

(iv)

obtain and maintain in full force and effect, all approvals and consents of any Governmental Authority and all approvals and consents under any Contracts or Permits that are required in connection with the transactions contemplated by this Agreement;

(v)

comply in all material respects with, and maintain the effectiveness of, all Permits;

(vi)

promptly notify Buyer in writing if Seller have knowledge of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances that has had or could reasonably be expected to have a material adverse effect on the Businesses or the Purchased Assets;

(vii)

promptly notify Buyer in writing of the commencement of any Proceeding by or against Seller or any Seller Entity, or of becoming aware of any claim, action, suit, inquiry, proceeding, notice of violation, subpoena, government audit or disallowance that is threatened or would reasonably be expected to result in a Proceeding;

(viii)

promptly notify Buyer in writing of the occurrence of any fact that would cause any representations or warranties contained herein to be inaccurate when made or as if made on the date of the occurrence of, or any Seller’s discovery of, such fact or condition, or that would cause any covenant or agreement contained herein to be breached when made or as if made on the date of the occurrence of, or any Seller’s discovery of, such fact or conditions;

(ix)

promptly upon receipt thereof, deliver copies of all significant reports submitted to Seller or any Seller Entity by independent public accountants in connection with any interim or special audit or review of the financial statements of Seller or such Seller Entity made by such accountants; and

(x)

execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the transactions contemplated herein without additional consideration.

6.14

Access to Books and Records and Customers and Suppliers.  From the date hereof through the Closing Date, Seller shall afford Buyer and its representatives full access during normal business hours, and in a manner so as not to unduly interfere with the normal operations of Seller or any Seller Entity, to the premises, properties, personnel, representatives, books and records (including tax records), contracts and documents of or pertaining to the Businesses and such other additional information as is reasonably available with respect thereto as Buyer shall from time to time reasonably request.  Prior to the Closing and in coordination with Seller, Buyer shall be permitted to contact or otherwise communicate with the customers and suppliers of the Businesses as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1

Buyer’s Conditions Precedent to Closing.  The completion by Buyer of the transactions contemplated by this Agreement is subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

(a)

Buyer shall have determined in its sole discretion that the results of its due diligence review were satisfactory.

(b)

Seller shall have delivered a Certificate of the Secretary of each Seller, dated the Closing Date, certifying as to the organizational documents of such Seller, the resolutions of the Board of Directors / Management Committee and, if necessary, the shareholders / members of such Seller approving the execution, delivery and performance of this Agreement and the Seller Related Documents, and the incumbency of the officers of such Seller executing any of this Agreement or the Seller Related Documents.

(c)

(i) The representations and warranties of Seller contained in this Agreement (including any Schedules and Exhibits hereto) and in any Seller Related Document shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date; (ii) Seller shall have performed and complied with all covenants of this Agreement and in any Seller Related Document to be performed or complied with by Seller at or prior to the Closing Date; (iii) Seller shall have procured (and delivered copies to Buyer of) all consents, approvals and waivers of third parties (including Required Contractual Consents), including Governmental Authorities, whether required contractually or by applicable Law or otherwise necessary for the execution, delivery and performance of this Agreement by Seller, and all of such consents, approvals and waivers shall have been in full force and effect; and (iv) Seller shall have delivered a certificate of an executive officer of Seller with oversight responsibility for the Businesses, dated the Closing Date, to the foregoing effect.

(d)

Seller shall have executed and delivered a bill of sale, general assignment and conveyance in form and substance reasonably satisfactory to Buyer and its counsel.

(e)

Buyer shall have received certificates of good standing, dated not more than fifteen (15) days prior to the Closing Date, with respect to Seller issued by the appropriate authority of the States of Nevada.

(f)

Seller shall execute and deliver or shall cause to be executed and delivered all such other documents and instruments necessary to consummate the transactions contemplated herein as reasonably required by Buyer and its counsel.

7.2

Seller’ Conditions Precedent to Closing.  The completion by Seller of the transactions contemplated by this Agreement is subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived in writing by Seller:

(a)

Buyer shall have executed and delivered an instrument of assumption of the Assumed Obligations in form and substance reasonably satisfactory to Seller and its counsel.

(b)

Buyer shall have delivered the Certificate of the Secretary of Buyer, dated the Closing Date, certifying as to the articles and bylaws of Buyer, the resolutions of the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement and the Buyer Related Documents, and the incumbency of the officers of Buyer executing any of this Agreement or the Buyer Related Documents.

(c)

(i) The representations and warranties of Buyer contained in this Agreement (including any Schedules and Exhibits hereto) and in any Buyer Related Document shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date; (ii) Buyer shall have performed and complied with all covenants of this Agreement and any Buyer Related Document to be performed or complied with by Buyer at or prior to the Closing Date; (iii) Buyer shall have procured all consents, approvals and waivers of third parties, including Governmental Authorities, whether required contractually or by applicable Law or otherwise necessary for the execution, delivery and performance of this Agreement by Buyer, and all of such consents, approvals and waivers shall have been in full force and effect; and (iv) Buyer shall have delivered a certificate of an executive officer of Buyer, dated the Closing Date, to the foregoing effect.

(d)

Buyer shall have delivered to Seller the Purchase Price in accordance with Section 2.3.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

8.1

Agreement to Indemnify.

(a)

Buyer, its affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnitees”) shall each be indemnified and held harmless by Seller from, against and in respect of any and all Damages (as hereinafter defined) incurred or suffered by any Buyer Indemnitee arising out of or as a result of:  (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller in Article IV hereof or in any Seller Related Document; (ii) any breach of any covenant or agreement made by Seller herein or in any Seller Related Document; (iii) any Excluded Liabilities; (iv) any Environmental Condition; and (v) all Proceedings, Orders, assessments, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(b)

Nothing set forth in this Article VIII shall be deemed to prohibit or limit Buyer’s right to seek injunctive or other equitable relief for the failure of Seller to perform any covenant or agreement contained in this Agreement. For purposes of this Article VIII, “Damages” means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, diminution in value, fines, sanctions, penalties, charges and amounts paid in settlement whether or not due and payable, (including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such person) to the extent incurred in connection with demands, claims, actions or causes of action, arbitrations and legal proceedings.

8.2

Survival of Representations, Warranties and Covenants.

(a)

No investigation heretofore or hereafter made by or on behalf of Buyer shall limit or affect the representations, warranties or covenants of Seller, each of which shall survive any such investigation.  Except as otherwise provided in this Section 8.2, all representations and warranties of each party hereto contained herein and all claims of either party in respect of any breach of any representation or warranty contained in this Agreement (including any indemnification hereunder with respect thereto) shall survive the Closing and shall expire on the third anniversary of the Closing Date.  All covenants or obligations that by their terms are to be performed after the Closing, shall survive the Closing and not expire unless otherwise provided in this Agreement.

(b)

Notwithstanding Section 8.2(a) above:  (i) all representations and warranties made by Seller in Sections 4.5(c) (first sentence only), 4.7 and 4.12(a) (first sentence only); (ii) claims based upon fraud or intentional misconduct; and (iii) claims for breach of any Seller’s obligation to consummate the transactions contemplated hereby or any covenant, agreement or obligation to be performed by Seller after the Closing shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof.

(c)

Notwithstanding Section 8.2(a) above, the representations, and warranties made by Seller in Section 4.13 shall survive the Closing and shall expire on the sixth (6th) anniversary of the Closing Date.

(d)

Anything herein to the contrary notwithstanding, the survival period in respect of any claim shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made prior to the expiration of the applicable survival period but not resolved prior to its expiration, but any such extension shall apply only as to the claims asserted and not so resolved within the applicable survival period.  Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

8.3

Procedures for Indemnification.

(a)

Any Buyer Indemnitee seeking indemnification under Section 8.1 shall give prompt written notice to Seller of the assertion of any claim that does not involve a Proceeding brought by a third party.  The notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to the claim to the extent feasible and the basis of the request for indemnification under this Agreement.

(b)

If a Buyer Indemnitee receives notice of a Proceeding brought by a third party for which the Buyer Indemnitee intends to assert an indemnification claim under Section 8.1 against Seller, then the Buyer Indemnitee shall give notice of the Proceeding to Seller no later than fifteen (15) Business Days before the answer or other response to the Proceeding is required to be made (the “Answer Period”).  Seller shall assume the defense of any Proceeding by notice to Buyer Indemnitees no later than five (5) Business Days prior to the date by which an answer or other response to the Proceeding is required to be made.  Any failure by either party to give the requisite notice within the time specified in this Section 8.3(b) will not relieve Seller of the obligation to indemnify Buyer Indemnitees or Buyer Indemnitees of the obligation to allow Seller to defend pursuant to this Section 8.3(b) except to the extent that the defense of any Proceeding is materially prejudiced by the delay.

(c)

If Seller assumes the defense of a Proceeding pursuant to Section 8.3(a), then Seller may defend and conduct any proceedings or negotiations in connection with the Proceeding, take all other required steps or proceedings to settle or defend any Proceeding, and to employ counsel to contest any Proceeding in the name of the Buyer Indemnitees or otherwise.  If Seller assumes the defense, the expenses of all proceedings, contests or lawsuits with respect to the Proceedings will be borne by Seller.

(d)

If Seller does not assume the defense of, or if after so assuming Seller fails to defend, any Proceeding, then the Buyer Indemnitees may defend against any claim or Proceeding in the manner they may deem appropriate and the Buyer Indemnitees may settle any claim or Proceeding on the terms they deem appropriate, and Seller will promptly reimburse the Buyer Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the Buyer Indemnitees in connection with the defense against and settlement of any claim or Proceeding.

(e)

If in any Proceeding covered by the indemnification under this Agreement, a judgment is rendered against any of the Buyer Indemnitees, or any Lien in respect of any judgment attaches to any of the assets of any of the Buyer Indemnitees, Seller will upon any entry or attachment pay the relevant judgment in full or discharge the relevant Lien unless, at the expense and direction of Seller, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed.  If and when a final judgment is rendered in any Proceeding, subject to indemnification under Section 8.1, Seller will satisfy any judgment or discharge any Lien before any of the Buyer Indemnitees is compelled to do so.

(f)

Seller or the Buyer Indemnitees, as appropriate, shall have the right to participate in the defense of any Proceeding related to any indemnified Damages at its sole cost and expense and the cost and expense of that participation shall not be Damages subject to indemnification.

(g)

In the event of a claim covered by Section 8.3(a) or a claim related to a Proceeding which Buyer defends pursuant to Section 8.3(b), Buyer Indemnitee will use good faith, commercially reasonable efforts to achieve a Reasonable Cost Response for any Environmental Liability or Environmental Condition.  In addition, Buyer Indemnitee will provide Seller with notice of any meetings with third parties concerning the investigation or response action and copies of any work plans for investigation or response action regarding any claim covered by Section 8.3(b) hereof related to any Environmental Liability or Environmental Condition.  For purposes of this Agreement, “Reasonable Cost Response” shall mean the response required to comply with the applicable Environmental Laws or respond to an Environmental Condition at a reasonable cost under the circumstances taking into account the current and likely future use of the property, the current operations on the property, and whether Buyer owns or leases the property.

ARTICLE IX.

TERMINATION

9.1

Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)

by mutual written agreement of Buyer and Seller;

(b)

by Buyer, on written notice to Seller, if Seller shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Buyer to Seller specifying such breach;

(c)

by Seller Representative on behalf of the Seller, on written notice to Buyer, if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller Representative to Buyer specifying such breach; or

9.2

Effect of Termination.  Except for the obligations of the parties in this Section 9.2 and Sections 6.7 (“Confidentiality”) and Article VIII of this Agreement, upon any termination pursuant to Section 9.1, no party shall have any further rights, Liabilities or obligations hereunder; provided, however, that if any of the terms and conditions contained herein have been breached by any party, the non-breaching parties may pursue any rights and remedies they may have under applicable Law, in equity or otherwise, by reason of such breach regardless of such termination, and such termination shall not constitute an election of remedies.

ARTICLE X.

MISCELLANEOUS

10.1

Notice.

(a)

Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and shall be deemed delivered:  (i) upon delivery if delivered in person, (ii) upon transmission if sent via facsimile, with a confirmation copy sent via overnight courier as provided in clause (iii) below; provided that confirmation of such overnight delivery is received, or (iii) one (1) day after deposit with a national overnight courier; provided that confirmation of such overnight courier is received.  Such notices, requests, consents and other communications shall be sent to each party at the address or facsimile number indicated below.

If to any Seller or Seller Representative:

Challenger Powerboats, Inc.

300 Westlink Drive

Washington, Missouri 63090

Attention: Laurie Phillips, President and CEO

Fax No.: 636.390.2556

with a copy to (which copy shall not constitute notice):

Dutchess Capital Management

1110 Rt. 55
Suite 206
LaGrangeville, NY 12540
Attention: Michael Novielli

Fax No.: 845.575.6772

If to Buyer:

Execute Sports Inc.
21143 Hawthorne BL
Suite 425
Torrence, CA 90503
Attention: Geno Apicella, Chief Executive Officer
Fax No.: 949.498.6122

With a copy to (which copy shall not constitute notice):

Gersten Savage, LLP

600 Lexington Avenue, 9th Floor

New York, NY 10022

Attention: Peter J. Gennuso, Esq.

Fax No.: (212) 813-9768

or such other address or facsimile number as shall be designated from time to time by written notice in accordance with this Section 10.1 by the person entitled to such notice.

(b)

To the extent any notice provision in any other agreement, instrument or document executed or required to be executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 10.1, with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

10.2

Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that Buyer shall have the right to assign all of its rights and obligations under this Agreement to any affiliate of Buyer, provided that any such transfer shall not discharge Buyer from its obligations hereunder unless Seller Representative consents to such discharge, which consent shall not be unreasonably withheld.  Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

10.3

Exhibits and Schedules.  The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.  Section references in the Schedules refer to the specific Section of the Agreement with respect to which Seller are making a disclosure.  A disclosure under one Section referenced in the Schedule relates only to the Section of the Agreement referenced, and not to any other Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Schedule to another Schedule.

10.4

Sections and Articles.  Unless the context otherwise requires, all Sections, Articles, Schedules and Exhibits referred to herein are, respectively, Sections and Articles of, and Schedules and Exhibits to, this Agreement.

10.5

Entire Agreement.  This Agreement, along with the documents and agreements to be executed in connection herewith, constitutes the full understanding of the parties relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between or among the parties with respect thereto.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a breach if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.6

Headings.  Headings as to the contents of particular Articles and Sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Articles or Sections to which they refer.

10.7

Certain Definitions.  The parties agree that:  (a) “pending” means that notice of the act or omission or fact or circumstance with respect to which such term is used has been received by the person with respect to which such term is used; (b) “threatened” means any act or knowledge that would cause one reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; (c) “material adverse effect” means, with respect to the Businesses, a change in, or effect on, the business, operations, cash flows, affairs, prospects, liabilities (contingent or otherwise), results of operation, properties or assets or the condition (financial or otherwise) of the Businesses that results, or will result, in a material adverse effect on, or a material adverse change in, the Businesses or any Business’s operations as a whole; (d) “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in [Danbury, Connecticut] are authorized or required by law to close; and (e) “affiliate” means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity, through the ownership of all or part of any person or entity.

10.8

Attribution of Knowledge.  For the purposes of this Agreement, the phrase “to Seller’s knowledge” and variations of it when used with respect to Seller shall refer to:  (a) all matters actually within the current conscious awareness of:  (i) any officer of any Seller; (ii) any director of any Seller; (iii) any employee in a managerial position at any Seller; or (iv) any employee of any Seller having managerial or supervisory responsibility for environmental or health and safety issues; or (b) any matter that any of the persons listed in the foregoing clauses (i) through (iv) would reasonably be expected to discover or otherwise become aware of upon conducting a reasonably comprehensive investigation regarding the accuracy or any representation or warranty contained in this Agreement.

10.9

Time of the Essence.  Time is of the essence of each and every provision of this Agreement.  If the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon and day that is not a Business Day, then the party having such privilege or duty shall have until 5:00 p.m. Eastern Time on the next succeeding regular Business Day to exercise such privilege or to discharge such duty.

10.10

Controlling Law, Submission to Jurisdiction.

(a)

THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [DELAWARE] (OTHER THAN THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF).

(b)

EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING IN RESPECT THEREOF MAY BE BROUGHT IN ANY STATE COURT SITTING IN MISSOURI OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI; AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURT THEREOF FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING (AND WAIVES FOR SUCH PURPOSE ANY DEFENSE BASED ON LACK OF PERSONAL JURISDICTION).

(c)

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY STATE COURT SITTING IN MISSOURI OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.11

No Third Party Beneficiaries.  No person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

10.12

Amendments and Waivers.  This Agreement may be amended by Buyer and Seller Representative on behalf of the Seller by an instrument in writing signed by Buyer and Seller Representative.  Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof.  No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.  Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

10.13

Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

10.14

Invalid Provisions.  If any provision of this Agreement that is not essential to accomplishing its purposes is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.15

Multiple Counterparts.  This Agreement may be executed in any number of identical counterparts.  If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.16

Joint Drafting.  All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

10.17

Expenses.  Except as may otherwise be provided herein, each of the parties has borne all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby.  If litigation, arbitration or any other Proceeding is commenced between or among the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in any contested proceeding or Proceeding will be entitled, in addition to any other award that may be made, to recover its reasonable attorneys’ fees and expenses, unless otherwise ordered by the court or arbitrator.

10.18

Seller Representative.  The Seller hereby appoints ________________________ as their representative to act on their behalf in connection with certain matters under this Agreement and any other documents relating thereto, including, without limitation, the power to:

(a) modify, amend or waive provisions of this Agreement and any other documents relating thereto;

(b) give and receive any notices, settle any disputes and receive and distribute any payments to the Seller hereunder;

(c) agree to, negotiate and enter into settlements and compromises, demand dispute resolution, comply with orders of courts and awards or arbitrators; and

(d) give consents and instructions or contest any claims.

Buyer is entitled to rely upon the authority of the Seller Representative to act on behalf of the Seller Representative as provided in this Agreement.  Any payment by Buyer to the Seller Representative or any such successor for distribution to the Seller in accordance with this Agreement shall discharge Buyer’s obligation to make the corresponding payment to the Seller.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date first above written.

SELLERS:
Challenger Powerboats, Inc.

By:	/s/ Laurie Phillips
Laurie Phillips
President and CEO

IMAR Group, Inc.

By:	/s/

BUYER:
Execute Sports, Inc.

By:	/s/ Geno M. Apicella
Geno M. Apicella
Chief Executive Officer

Signature Page – Asset Purchase Agreement

EXHIBIT A

Agreement for Exclusive Right of Supply

THIS AGREEMENT made effective the 10 day of August, 2007.

BETWEEN:

Execute Sports Inc.

21143 Hawthorne Blvd. #425

Torrance, California 90503

(the “Buyer”)

- and -

IMAR Group

Wholly-Owned Subsidiary of Challenger Powerboats, Inc.

300 Westlink Drive

Washington, Missouri 63090

(the “Seller”)

WHEREAS:

I

Buyer desires to engage Seller to [manufacture and] supply the following items on an exclusive basis: Sugar Sand boats (the “Products”);

II

Seller desires to be the exclusive supplier of the Products to Buyer;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements between the parties, the parties hereto agree as follows:

1.

Term

This Agreement shall be for an initial term of 10 years, commencing on the 10th of August, 2007. Either party may renew this agreement upon giving the other party not less than 120 days’ written notice prior to the termination of the Agreement.

10.18

2.

Responsibilities of Seller and Buyer

Seller shall be the exclusive supplier to the Buyer of the Products, on the terms and conditions contained herein which shall govern all orders placed under this Agreement and no other terms or conditions shall be of any force or effect.

10.19

3.

Prices

Seller agrees to work with the Buyer to set the Prices of the Products to the Buyer such that sufficient margins may be realized by the Buyer and competitive Manufacture’s Suggested Retail Prices (“MSRP”) offered to dealers and distributors of the Products. All prices are exclusive of applicable federal, state/provincial or local sales or other taxes.

10.20

4.

Price Changes

(a)

The Seller may also from time to time with 30 days’ prior written notice to the Buyer and with Buyer’s consent increase any Item price, provided such increase is given to all other customers purchasing identical items from Seller.

(b)

The Seller may, without notice, from time to time increase any Item price by the amount of any new or increased duties, excise, sales or other taxes imposed or levied during the term of this Agreement by any governmental authority on the manufacture, sale, delivery or use of the materials used in the manufacture of the Products or which affect the cost of such materials.

(c)

The Seller may, without notice, increase any Item price by the amount of any increase in expense resulting from the use of substitute materials as permitted pursuant to the terms of this Agreement.

(d)

The Seller may reduce any Item price or increase any cash discount at any time without prior written notice to the Buyer.

10.21

5.

Terms of Payment

Invoices shall be due and payable within XX days from their issued date.

10.22

6.

Delivery Terms

(a)

The Buyer shall give the Seller a written monthly forecast of its anticipated requirements of Products stating the specifications needed, and shall place orders with the Seller sufficiently in advance of shipment dates to enable the Seller to obtain materials and complete the orders.  If Buyer has engaged Seller or Seller’s Affiliates to act as Marketing and Sales Agent for Products, Buyer will not be required to give the Seller written monthly forecasts, as long as such engagement is in effect.

(b)

All sales and deliveries of Products shall be at the costs of the Seller, the cost of which will be taken into consideration in the Pricing.  The Buyer may take delivery at the actual place of manufacture or origin of shipment and determine the mode of transportation subject to the Seller’s available facilities, and to the Buyer’s notifying the Seller at least 10 days in advance of shipment.

10.23

7.

Termination

(a)

Upon the termination of this Agreement for any reason, the Buyer shall accept and pay for at contract prices all Products previously ordered and shipped on its behalf.

(b)

If either party fails to perform any of its obligations under this or any other agreement they may enter into with each other, the other party may terminate this Agreement upon 90 days’ prior written notice. This Agreement shall be terminated at the end of the 90-day period unless the party in breach shall remedy the breach or other defect of performance during the 90-day period. If the Seller continues to make shipments despite the Buyer’s default, such action shall not constitute a waiver of the default or otherwise affect the Seller’s rights and remedies under this Agreement.

10.24

8.

Warranties

Except as provided in this clause, the Seller makes no warranty, express or implied, with respect to the Products covered by this Agreement. Claims for shortages must be presented in writing within 30 days after receipt of shipment. All other claims must be presented in writing within 30 days after receipt of shipment. The Seller shall not be liable under any circumstances for consequential, indirect or special damages or for damages resulting in any way from faulty or improper use of Products. The Seller shall only be responsible to the Buyer in the event of damage resulting directly from the Seller’s faulty workmanship or use of Products or materials, which do not conform to specifications and in no event shall the Seller’s liability exceed the Buyer’s cost of defective Products and their contents.

10.25

9.

Force Majeure

It is agreed between the parties hereto that neither party shall be held responsible for damages caused by delay or failure to perform its undertakings under the terms of the Agreement when the delay or failure is due to fires, strikes, floods, acts of God, lawful acts of public authorities, or delays or defaults caused by common carriers, which cannot reasonably be foreseen or provided against.

10.26

10.

Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns.

10.27

11.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Missouri.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BUYER

/s/ Geno M. Appicella
Geno M. Appicella, CEO
Execute Sports, Inc.

SELLER

/s/ Laurie A. Phillips
Laurie A. Phillips, President & CEO
Challenger Powerboats, Inc.

EXHIBIT B

Exclusive Sales and Marketing Agreement

This Sales and Marketing Agreement ("Agreement") is made on this 10 day of August, 2007,

BY and BETWEEN

Execute Sports, Inc. (“Execute”)

21143 Hawthorne Boulevard #425 Torrance, California 90503

-and-

Challenger Powerboats, Inc (“Challenger”)

300 Westlink Drive

Washington, Missouri 63090

WHEREAS Execute owns the rights to Sugar Sand boats, a brand of jet powered boats, and Challenger wishes to sell and market Sugar Sand boats, NOWTHEREFORE, the parties agree as follows:

A

DESCRIPTION OF SERVICES

1.

Challenger will have the non-exclusive right to represent Sugar Sand and to market and sell Sugar Sand's medical transcription and medical coding training programs throughout the United States.

(a)

Challenger will provide the following services:

(i)

Challenger will be responsible for marketing and promoting Sugar Sand boats. Any publication and/or distribution of printed material in the promotion of Sugar Sand boats shall first be approved by Execute. The Sugar Sand name and logo, promotional materials, and information may be used with the approval of Execute during the term of this agreement.

(ii)

Challenger will collect and convey to Execute complete contract information on each buyer (dealer, distributor, and consumer collectively “Customer”) of Sugar Sand boats.

(b)

Execute will be financially responsible:

(i)

for all marketing expenses, including advertising, promotional material, brochures, etc., all of which will be authorized by Execute prior to incurring, managed by Challenger

(ii)

its pro rata share of administrative and other expenses relating to Challenger’s marketing efforts, all of which will be authorized by Execute prior to incurring.

B

COMMISSIONS

1.

Execute agrees to pay Challenger a commission of 0.07% (0.007) of the aggregate contract price to Customer

Contract price is the price paid by Customer for the boat and accessories, excluding shipping, sales tax and duties, if any.

Execute shall pay commissions due to Challenger on a monthly basis within 10 days of the end of each calendar month.  Challenger shall be solely responsible for all payments due to any individual or organization which may perform work on behalf of Challenger or with whom Challenger arranges to share commissions.

Execute shall have no direct or implied relationship with any individual or entity associated with Challenger, nor any responsibility to provide service to these independent entities.

C.

CONTRACT TERM

The term of this Agreement shall be from the date hereof through August 10, 2017 subject to renewal as provided in Section 4 below (the "Term").

D.

EXTENSION OF TERM

The term of this agreement may be renewed for an additional ten-year period (the “Extension Term”), by mutual agreement of the parties. The addition of an Extension Term shall be documented by a written amendment to this Agreement, executed by both parties.

E.

TERMINATION

If either party fails to perform any of its obligations under this or any other agreement they may enter into with each other, the other party may terminate this Agreement upon 90 days’ prior written notice. This Agreement shall be terminated at the end of the 90-day period unless the party in breach shall remedy the breach or other defect of performance during the 90-day period. If the Execute continues to make shipments despite Challenger’s default, such action shall not constitute a waiver of the default or otherwise affect Execute’s rights and remedies under this Agreement for any reason with 30 days written notice.

F.

OWNERSHIP/INTELLECTUAL PROPERTY

All content and improvements to Sugar Sand boats are the sole property of Execute. This shall apply with respect to Execute’s ideas, applications for patents, and patents, any improvements, further improvements, and any new items developed by Execute during the term of this Agreement. Challenger shall sign all documents necessary to perfect the rights of Sugar Sand in such intellectual property, but will not be liable for any costs associated with perfecting the rights of Execute in said property.

G.

EXPENSE REIMBURSEMENT

Execute shall pay its pro rata share of “out-of-pocket” expenses related to its marketing efforts (see paragraph 1 (“Description of Services” above).  Marketing related expenses include advertising, brochures, boat shows, dealer meetings, and other promotional efforts.

H.

RELATIONSHIPOF PARTIES

This Agreement provides Challenger with the authorization to represent Execute soley for the marketing and selling of the Sugar Sand line of jet boats.  It does not constitute either party an agent or legal representative of the other for any other purpose whatsoever and, neither party is in any way authorized to make any contract, agreement, warranty or representation or to create any obligations, express or implied, on behalf of the other party hereto except to sell the Sugar Sand line of jet boats..

I.

GOVERNING POLICIES AND PROCEDURES

All Execute rules, policies, and operating procedures concerning customer orders and returns, customer service, customer data, and product sales will apply to Customer referred by Challenger.

J.

LEGAL REQUIREMENTS

Challenger and Execute agree to obtain and maintain all permits, licenses and consents

(governmental and otherwise) that are necessary or advisable for providing the services described in Section 1 above and further, in providing the services described in Section I above, to comply with all applicable legal requirements.

K.

INDEMNIFICATION

1.

Execute agrees to indemnify Challenger, together with the officers, directors and employees of Challenger, and defend and hold them harmless from and against all claims, losses, causes of action, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees) directly arising from, incurred as a consequence of or otherwise directly attributable to the gross negligence of Execute in providing the Services.

2.

Challenger agrees to indemnify Execute, together with the officers, Directors, and employees of Execute, and defend and hold them harmless from and against all claims, losses, causes of action, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees) directly arising from, incurred as a consequence of or otherwise directly attributable to the gross negligence of Challenger in connection with the Services being provided in this Agreement

L.

ASSlGNMENT

Neither party's obligation under this Agreement may be assigned or transferred to any other person, firm, or corporation without the prior written consent of the other party, provided that Execute’s approval of Challenger’s transfer or assignment shall be based upon Execute’s determination, in its reasonable discretion, that Challenger’s transferee or assignee has the requisite experience, resources, and financial stability to fulfill the obligations of Challenger under this Agreement, and that the transfer will not create a conflict of interest with Sugar Sand’s corporate goals. Sugar Sand may, however, assign this Agreement without consent of Challenger in connection with a merger, consolidation, acquisition or sale of substantially all of its assets or stock, or substantially all of the assets of the division of its business.

M.

CONFIDENTIALITY

Except as otherwise provided in this Agreement or with the consent of the other party hereto, each of the parties agrees that all information including, without limitation, the terms of this Agreement, business and financial information, customer and vendor lists and pricing and sales information, concerning either party, or any of their respective customers, provided by or on behalf of any of them shall remain strictly confidential and secret and shall not be utilized, directly or indirectly by the party receiving such information for its own business purposes or for any other purpose, except and solely to the extent that any such information is generally known or available to the public through a source or sources other than such party hereto or its Challengers.

Notwithstanding the foregoing, each party is hereby authorized to deliver a copy of any such information (a) to any person pursuant to a subpoena issued by any court or administrative agency, (b) to its accountants, attorneys or other agents (including employees and investors on a need to know basis) on a confidential basis and (c) otherwise as required by applicable law, rule, regulation or legal process including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

N.

SURVIVAL

The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

O.

NOTICES

All notices required and permitted under this Agreement shall be in writing and shall be delivered in person or deposited in the mail, postage prepaid to the mailing address on page 1 of this Agreement.  Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

P.

ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. Agreement is six (6) pages in length including signature page.

Q.

AMENDMENT

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

R.

SEVERABILITY

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a Court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable then such provision shall be deemed to be written construed and enforced as so limited.

S.

WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of the Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

T.

APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Missouri, United States of America.

U.

COUNTERPARTS

This Agreement may be signed by facsimile and in any number of counterparts with the same effect as if the signatures upon any counterpart were upon the same instrument. All signed counterparts shall be deemed to be an original.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.

Execute Sports, Inc.

/s/ Geno M. Appicella
Geno M. Appicella, CEO

Challenger Powerboats, Inc.

/s/ Laurie A. Phillips
Laurie A. Phillips, President & CEO